Assignment and Bill of Sale

KNOW ALL PERSONS BY THESE PRESENTS, that for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in the amount of 40,000,000 common shares of Kibush Capital Corporation. Five Arrows Limited ("Transferor") , located at Suite 201, Rogers Office Building, Edward Wallace Rey drive, George Hill, Anguilla, hereby sells, exchanges transfers, conveys and assigns unto Kibush Capital Corporation, its successors and assigns, ("Transferee") located at c/- David Lubin & Associates 10 Union Ave, Suite5, Lynbrook NY 11563, all of Transferor's right, title and interest in and to those certain items of personal property described in Exhibit A, attached hereto and incorporated herein ("Transferred Property").

TO HAVE AND TO HOLD the same unto Transferee, its successors or assigns, forever, and Transferor does hereby covenant and agree that it will from time to time, if requested by Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Transferee or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurance of title, and additional papers and instruments, and cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all the Transferred Property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the entire right, title and interest of Transferor in and to all of the said Transferred Property, and Transferor will warrant and defend the same to Transferee, its successors and assigns, forever against all claims or demands whatsoever.

Transferor warrants and represents that Transferor is the sole owner of the Transferred Property and that the Transferred Property is free and clear of all liens, encumbrances, security interests and any claims to title.

This Assignment and Bill of Sale may be relied upon as conclusive proof that each and all of the Transferred Property have been transferred to Transferee.

The parties hereto acknowledge and agree that this Assignment and Bill of Sale has prepared, negotiated, and shall be construed in accordance with the laws of the State of Victoria Australia.

In the event any action or proceeding is brought by either party thereto against the other party by reason of breach or enforcement of this Assignment and Bill of Sale, the prevailing party shall be entitled to have and recover from the other party all costs and expenses, including reasonable legal fees. Any action or proceeding relating to or arising out of this Assignment and Bill of Sale shall be filed, in the Supreme Court of Victoria.

IN WITNESS WHEREOF, Transferor and Transferee have executed this instrument this **14th** day of February 2014.

FIVE ARROWS LIMITED

(**Tr**ansferor)

By: Richard N. Wilson, CEO

Kibush Capital Corporation

(**Tr**ansferee)

By: Warren Sheppard, CEO